Exhibit 99.1

For Immediate Release: June 9, 2010

Lee Allan

Director of Corporate Communications

Griffin Capital Corporation

lallan@griffincapital.com

Office Phone: 310-606-5900

Cell Phone: 310-621-1601

GC Net Lease REIT Acquires 700,200sq. ft. Chicago Industrial Warehouse

LOS ANGELES, CA – Griffin Capital Corporation announced today the acquisition of a 700,200 square foot warehouse/distribution facility located in the Chicago metropolitan area by The GC Net Lease REIT, Inc. (the “REIT”), a publicly-registered, non-traded real estate investment trust sponsored by Griffin Capital Corporation. The REIT is focused on acquiring “mission critical”, single-tenant, office and industrial properties net-leased to creditworthy corporate tenants.

The property is located in Monee, Illinois, one of the fastest growing industrial submarkets in the Chicago MSA, and serves as a key Midwestern distribution facility for World Kitchen, LLC. World Kitchen is a world leading developer, manufacturer, and distributor of household products with notable brand names including CorningWare®, Pyrex®, RevereWare®, Chicago Cutlery® and EKCO®. The property was built specifically for World Kitchen in 2000 and, as part of the negotiated purchase, the REIT extended the duration of the triple-net lease for ten years.

“This property represents a critical operating asset for World Kitchen, as it is a principal component of its distribution footprint,” stated Kevin Shields, President of the REIT and Griffin Capital. “We are pleased World Kitchen has committed to occupy the property for a minimum of ten years. The lease provides us and our tenant the flexibility to expand the property an additional 191,000 square feet to accommodate its future growth. Should we expand the property, World Kitchen will extend its lease duration an additional ten years from the point we conclude such expansion,” Shields continued.

“This acquisition satisfies our key acquisition metrics: we acquired the property at a favorable initial capitalization rate of approximately 8.75%, thereby offering the REIT and its investors a competitive risk-adjusted return; the tenant made a long term commitment to the property as manifest in the extended duration of the lease; the property is critical to the ongoing operations of the tenant and the tenant maintains a dominant market position in its product space,” added Michael Escalante, Griffin Capital’s Chief Investment Officer.

About The GC Net Lease REIT and Griffin Capital Corporation

The GC Net Lease REIT, Inc. is a publicly registered non-traded REIT with a portfolio that currently includes three office and industrial distribution properties totaling approximately 1.4 million rentable square feet. The REIT’s sponsor is Griffin Capital Corporation, a privately-owned real estate company headquartered in Los Angeles. Led by senior executives each with more than two decades of real estate experience collectively encompassing over $14.0 billion of transaction value and more than 400 transactions, Griffin Capital has acquired or constructed over 11 million square feet of space since 1996. Griffin Capital currently owns and manages a portfolio consisting of over 8.2 million square feet of space, located in 12 states and representing approximately $1 billion in asset value. Additional information about Griffin Capital is available at www.griffincapital.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the REIT’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.

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